Exhibit 99.1

Tucows Reports Financial Results
for the Second Quarter of 2013

– Company Achieves Thirteenth Consecutive Quarter of Record Revenue/Ting Continues Strong Momentum –

TORONTO, August 8, 2013 – Tucows Inc. (NYSE AMEX:TCX, TSX:TC), a global provider of domain names and other Internet services, today reported its financial results for the second quarter ended June 30, 2013. All figures are in U.S. dollars.

Summary Financial Results
(In Thousands of US Dollars, Except Per Share Data)

	3 Months Ended June 30, 2013 (unaudited)	3 Months Ended June 30, 2012 (unaudited)	6 Months Ended June 30, 2013 (unaudited)	6 Months Ended June 30, 2012 (unaudited)
Net revenue	31,173	28,153	61,158	55,690
Income before provision for income taxes and change in fair value of forward exchange contracts	948	1,409	1,379	3,359
Net income	588	696	664	2,360
Net earnings per common share	$0.01	$0.02	$0.02	$0.05
Net cash provided by operating activities	2,971	4	3,388	2,084

Summary of Revenues and Cost of Revenues
(In Thousands of US Dollars)

	Revenue		Cost of Revenue
	3 Months Ended June 30, 2013 (unaudited)	3 Months Ended June 30, 2012 (unaudited)	3 Months Ended June 30, 2013 (unaudited)	3 Months Ended June 30, 2012 (unaudited)
Wholesale
Domain Services	21,800	21,668	18,485	18,011
Value-Added Services	2,559	2,589	520	537
Total Wholesale	24,359	24,257	19,005	18,548

Retail	5,735	2,298	3,773	1,356
Portfolio	1,079	1,598	230	216

Network, other costs	-	-	1,270	1,214
Network, depreciation and amortization costs	-	-	187	192
Total revenue/cost of revenue	31,173	28,153	24,465	21,526

"The second quarter was once again demonstrative of the consistency and reliability in our business as we achieved our thirteenth consecutive quarter of year-over-year revenue growth, achieving another record," said Elliot Noss, President and Chief Executive Officer, Tucows Inc. "Our Wholesale and Portfolio businesses continue to perform well, while Hover delivered another quarter of outstanding growth.”

“The strong momentum at Ting continues with another record quarter for customer additions – more than 9,000 – propelling our total customer count past the 25,000 mark, and the number of devices to nearly 40,000 as of the end of June.  Gross margin per account remains strong and our customer acquisition costs remain low.  As we get more customers and more experience, we are improving our service and our processes, further strengthening Ting’s unique value proposition.  While our investment to support the success of Ting is dampening our results in the short term, as previously reported, we expect Ting to cross over the breakeven threshold in the fourth quarter this year.”

Net revenue for the second quarter of 2013 increased 11% to a record $31.2 million from $28.2 million for the second quarter of 2012.

Net income for the second quarter of 2013 was $0.6 million, or $0.01 per share, compared with $0.7 million, or $0.02 per share, for the second quarter of 2012.  Net income for the second quarter of 2013 benefitted from recognition of a $0.5 million Interactive Digital Media Tax Credit $460,000 from the Ontario government. Net income for the second quarter of 2013 also included the incremental investment of approximately $1.3 million made during the quarter for the acquisition and support of Ting customers, as well as the loss on foreign exchange contracts of $0.1 million.  This compares with a loss on foreign exchange contracts of $0.4 million in the second quarter of 2012.

Deferred revenue at the end of the second quarter of 2013 was $73.0 million, a decrease of 2% from $74.5 million at the end of the second quarter of 2012 and an increase of 1% from $72.4 million at the end of the first quarter of 2013.

Cash and cash equivalents at the end of the second quarter of 2013 were $6.5 million compared with $4.3 million at the end of the first quarter of 2013 and $4.5 million from the end of the second quarter of 2012.  The increase in cash and cash equivalents compared to the first quarter of 2013 is the result of generation of $3.0 million in cash flow from operations and $0.3 million from the exercise of stock options, which were partially offset by the use of $0.6 million for principal repayments under the Company’s credit facility and investment of $0.5 million in equipment purchases.  Cash flow from operations for the second quarter of 2013 was positively impacted by changes in working capital resulting from the timing of payments in the normal course of business.

Conference Call

Tucows management will host a conference call today, Thursday, August 8, 2013 at 5:00 p.m. (ET) to discuss the Company’s second quarter 2013 results. Participants can access the conference call via the Internet at www.tucowsinc.com/investors.

For those unable to participate in the conference call at the scheduled time, it will be archived for replay both by telephone and via the Internet beginning approximately one hour following completion of the call. To access the archived conference call by telephone, dial 416-849-0833 or 1-855-859-2056 and enter the pass code 22224502 followed by the pound key.  The telephone replay will be available until Thursday, August 15, 2013 at midnight. To access the archived conference call as an MP3 via the Internet, go to http://tucowsinc.com/investors.

About Tucows

Tucows is a global Internet services company. OpenSRS (http://opensrs.com) manages over fourteen million domain names and millions of value-added services through a reseller network of over 13,000 web hosts and ISPs. Hover (http://hover.com) is the easiest way for individuals and small businesses to manage their domain names and email addresses. Ting.com (https://ting.com) is a mobile phone service provider dedicated to bringing clarity and control to US mobile phone users. YummyNames (http://yummynames.com) owns and operates premium domain names that generate revenue through advertising or resale. More information can be found on Tucows’ corporate website (http://tucows.com).

This release includes forward-looking statements as that term is defined in the U.S. Private Securities Litigation Reform Act of 1995 including statements regarding our expectations regarding our future financial results and, in particular, our expectations for Ting and its impact on our financial performance. These statements are based on management’s current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements, including the acceptance of Ting in the market.  Information about other potential factors that could affect Tucows’ business, results of operations and financial condition is included in the Risk Factors sections of Tucows’ filings with the Securities and Exchange Commission. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. All forward-looking statements are based on information available to Tucows as of the date they are made.  Tucows assumes no obligation to update any forward-looking statements, except as may be required by law.

TUCOWS is a registered trademark of Tucows Inc. or its subsidiaries. All other trademarks and service marks are the properties of their respective owners.

Contact:
Lawrence Chamberlain
TMX Equicom
(416) 815-0700 ext. 257
lchamberlain@tmxequicom.com